Exhibit 99.1

CORRECTED – February 28, 2012

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2011	December 31, 2010 (1)
ASSETS
Current assets:
Cash and cash equivalents	$330,191	$883,963
Restricted cash	42,775	75,972
Short-term investments and available-for-sale securities	22,270	46,428
Accounts receivable, net	100,971	81,479
Prepaid and other current assets	316,968	145,599
Deferred income taxes	29,596	174,788

Total current assets	842,771	1,408,229

Property and equipment, net	4,883,473	3,683,474
Goodwill	2,805,267	2,511,907
Other intangible assets, net	2,351,955	1,885,866
Deferred income taxes	245,607	92,162
Deferred rent asset	609,529	470,637
Notes receivable and other long-term assets	493,828	317,809

Total	$12,232,430	$10,370,084

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$214,739	$67,124
Accrued expenses	304,208	222,685
Accrued interest	65,729	40,621
Current portion of long-term obligations	101,816	74,896
Unearned revenue	93,099	134,135

Total current liabilities	779,591	539,461

Long-term obligations	7,134,492	5,512,492
Asset retirement obligations	346,059	341,838
Other long-term liabilities	562,146	471,735

Total liabilities	8,822,288	6,865,526

STOCKHOLDERS’ EQUITY
Common stock	3,936	4,860
Additional paid-in capital	4,903,800	8,577,093
Accumulated deficit	(1,477,899)	(1,736,596)
Accumulated other comprehensive (loss) income	(142,617)	38,053
Treasury stock (2)	—	(3,381,966)

Total American Tower Corporation stockholders’ equity	3,287,220	3,501,444
Noncontrolling interest	122,922	3,114

Total stockholders’ equity	3,410,142	3,504,558

Total	$12,232,430	$10,370,084

(1)	December 31, 2010 balances have been revised to reflect purchase accounting measurement period adjustments.
(2)	As part of the REIT Conversion, effective December 31, 2011, the Company completed the merger with its predecessor, that was approved by the Company’s stockholders in November 2011. At the time of the merger, each share of Class A common stock of American Tower held in treasury at December 31, 2011 ceased to be outstanding, and a corresponding adjustment was recorded to additional paid-in capital and common stock.